Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

Issued Pursuant to the Forrester Research, Inc. Amended and Restated 2006 Equity Incentive Plan

xxxx, 201

%%FIRST_NAME%-% %%LAST_NAME%-%

%%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%ADDRESS_LINE_3%-%

%%CITY%-% %%STATE%-% %%ZIPCODE%-%

Dear %%FIRST_NAME%-%:

The undersigned (the “Participant”) (i) acknowledges that (s)he has received an award (the “Award”) of restricted stock units from Forrester Research, Inc. (the “Company”) under the Forrester Research, Inc. 2006 Amended and Restated Equity Incentive Plan (the “Plan”), subject to the terms set forth below in this agreement (the “Agreement”) and (ii) agrees with the Company as follows:

1. Effective Date; Restricted Stock Unit Award. Provided the Company receives this Agreement duly signed by the Participant by xxxx, 201    , this Agreement shall take effect xxxx, 201     which is the date of grant of the Award. The Award gives the Participant the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and in the Plan, %%TOTAL_SHARES_GRANTED%-% shares of Stock (the “Shares”).

Except as otherwise expressly provided herein, all terms used herein shall have the same meaning as in the Plan.

2. Restricted Activities. In consideration for the award of restricted stock units evidenced by this Restricted Stock Unit Award Agreement, the Participant acknowledges, and agrees to comply with, the restrictions on activities set forth in Exhibit A hereto. The Participant acknowledges that if s/he were to breach the provisions of Exhibit A, in addition to any monetary damages and/or attorneys’ fees that may be awarded to the Company, the Company shall be entitled to obtain (and the Participant will not contest) preliminary and permanent injunctive relief against any such breach, without having to post a bond.

3. Vesting. This Award shall vest twelve (12) months after the date of this Agreement, with regard to one-fourth of the total Shares under this Award (rounded to the nearest whole Share), twenty-four (24) months after the date of this Agreement with regard to an additional one-fourth of the total Shares under this Award (rounded to the nearest whole Share), thirty-six (36) months after the date of this Agreement with regard to an additional one-fourth of the total Shares under this Award (rounded to the nearest whole Share), and forty-eight (48) months after the date of this Agreement for the balance of the total Shares under this Award, provided that the Participant on each such vesting date has been continuously employed by the Company or a subsidiary of the Company since the date of this Agreement.

4. Delivery of Shares. Subject to Section 6 below, the Company shall, on or as soon as reasonably practicable following each vesting date set forth in Section 3 above (but in no event later than March 15 of the year following the calendar year of each such vesting date), effect delivery of the Shares with respect to the vested portion of the Award to the Participant (or, in the event of the Participant’s death after vesting of all or a portion of the Award, to the person to whom the Award has passed by will or the laws of descent and distribution).

5. Dividends; Equity Interest. The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any of its subsidiaries prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends that may be declared and payable on any Share prior to the payment date with respect to such Share. The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under the Award.

6. Certain Tax Matters. The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. The Company shall, and the Participant expressly authorizes the Company to, satisfy the federal, state, local, non-U.S. or other tax withholding obligations arising in connection with the vesting of this Award or any portion thereof by having shares of Stock withheld from the Shares deliverable to the Participant upon vesting of all or any portion of the Award, up to the greatest number of whole shares with an aggregate fair market value sufficient to satisfy the minimum required withholding applicable to the amount so vesting.

7. Nontransferability. Neither this Award nor any rights with respect thereto may be sold, assigned, transferred, pledged or otherwise encumbered, except as the administrator may otherwise determine.

8. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery such number of Shares as shall be required for issuance or delivery upon vesting of the Award.

9. Effect on Employment Rights. Nothing contained herein shall be construed to confer upon the Participant any right to be continued in the employ of the Company or any of its subsidiaries, or derogate from the right of the Company or any of its subsidiaries to retire, request the resignation of, or discharge the Participant at any time, with or without cause, except as may be expressly agreed otherwise between the Company and the Participant. The rights of the Participant are limited to those expressed herein and in the Plan and are not enforceable against the Company or its subsidiaries or affiliates, except to the extent set forth herein.

10. Exclusion from Pension and Incentive Computations. By acceptance of the grant of the Award, the Participant hereby agrees that any income realized upon the vesting of the Award, or upon the disposition of the Shares delivered upon vesting, is special incentive compensation and will not be taken into account as “wages,” “salary,” or “compensation” in determining the amount of any payment under any pension, retirement, incentive, profit-sharing, bonus, or deferred compensation plan of the Company or its subsidiaries.

11. Legal Requirements. Without limiting the generality of Section 8 of the Plan, the Company may postpone the issuance and delivery of Shares after vesting of the Award until (a) the admission of such Shares to listing on any stock exchange or exchanges on which Shares of the Company of the same classes are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable.

12. Amendment. The Compensation Committee may, with the consent of the Participant in the case of an amendment that adversely affects the Participant’s rights under the Award, at any time or from time to time, amend the terms and conditions of the Award. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing.

13. Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Company, at its office at 60 Acorn Park Drive, Cambridge, Massachusetts 02140, or at such other address as the Company by notice to the Participant may designate in writing from time to time; to the Participant, at the address shown below his signature on this Agreement, or at such other address as the Participant by notice to the Company may designate in writing from time to time. Notices shall be effective upon receipt.

14. Personal Data. Participant agrees, understands and acknowledges that by signing this Agreement, Participant has given his/her voluntary and explicit consent to the Company to process personal data and/or sensitive personal data concerning the Participant, including but not limited to the information provided in this Agreement and any changes thereto, other necessary or appropriate personal and financial data relating to Participant and Participant’s Award, participation in the Plan, and the Shares acquired upon vesting of the Award. Participant also hereby gives his or her explicit and voluntary consent to the Company to transfer any such personal data and/or sensitive personal data or information outside the country or jurisdiction in which the Participant works or is employed in order for the Company to fulfill its obligations under this Award and the Plan. Participant acknowledges that the Company and any subsidiary may make such personal data available to one or more third parties selected by the Company or the Administrator who provide services to the Company relating to the Award and the Plan. Participant hereby acknowledges that he or she has been informed of his or her right of access to his or her personal data by contacting his or her strategic growth representative. Participant understands and acknowledges that the transfer of the personal data is important to the administration of the Award and the Plan and that failure to consent to the transmission of such data may limit his or her participation in the Plan.

15. Incorporation of Plan; Interpretation. The Award and this Agreement are issued pursuant to and are subject to all of the terms and conditions of the Plan, the terms, conditions, and definitions of which are hereby incorporated as though set forth at length, and the receipt of a copy of which the Participant hereby acknowledges by his signature below. A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Award and of the Plan shall be final. The Committee may authorize and establish such rules, regulations, and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

16. Miscellaneous. (a) Interpretation. If any provision of this Restricted Stock Unit Award Agreement, including any exhibits hereto, should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions and shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. (b) Choice of Law; Consent to Jurisdiction. This Restricted Stock Unit Award Agreement shall be governed by and construed in accordance with the laws of the state of Delaware. In the event of any alleged breach of the provisions of this Restricted Stock Unit Award Agreement, the

Participant hereby consents and submits to the jurisdiction of the federal and state courts in the Commonwealth of Massachusetts, and will accept service of process by registered or certified mail or the equivalent directed to the last known address on the books of the Company or by whatever other means are permitted by such court. (c) Assignability of Restricted Activities Obligation. The Participant’s obligations pursuant to paragraph 2, above (“Restricted Activities”), shall inure to the benefit of the Company and any successor of the Company by reorganization, merger, consolidation, or liquidation and any assignee of all or substantially all of the business or assets of the Company or of any division or line of business of the Company with which the Participant is at any time associated.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

Forrester Research, Inc.

By:	/S/
Chief Legal Officer

Participant

Signature:

Name of Participant:	Date: , 201

Address of Participant:

Exhibit A

1. Non-recruitment. For a period of one year after my employment with Forrester terminates, I will not, and will not assist anyone else to (i) hire or attempt to hire any employee of Forrester, (ii) encourage any employee of Forrester to discontinue employment with Forrester or any former employee to become employed in any business directly or indirectly competitive with Forrester’s business, or (iii) encourage any independent contractor or supplier of Forrester to discontinue its relationship or violate any agreement with Forrester.

2. Restricted Activities. I agree that some restrictions on my activities during my employment are necessary to protect the goodwill, Proprietary and Confidential Information, and other legitimate interests of Forrester. While I am employed by Forrester, I will not undertake any matters for any outside business competitive with Forrester. The foregoing restriction will not prevent my owning 1% or less of the equity of any publicly traded company.

3. Non-Solicitation. For a period of one year after my employment with Forrester terminates, I will not, and will not assist anyone else to, solicit or endeavor to entice away from Forrester any of its clients or customers, or any of its prospective clients or customers with whom I had material dealings during my employment with Forrester. If I violate the foregoing provision, then the time limit set forth in this paragraph shall be extended for a period of time equal to the period of time during which such breach occurs, and in the event Forrester is required to seek relief from such breach before any court, board or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

4. Definitions.

Forrester means the Company, and all subsidiaries and other entities directly or indirectly owned or controlled by it.

Intellectual Property means inventions, discoveries, developments, improvements, methods, processes, compositions, trademarks, works, concepts, and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed, or reduced to practice by or for Forrester.

Proprietary Information means all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Forrester, or any affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Forrester in the course of his or her employment or otherwise produced or acquired on behalf of Forrester. All Proprietary Information not generally known outside of Forrester’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” Proprietary and Confidential Information includes, without limitation, such information, whether written, electronic, or oral, relating to (i) the development, research, and sales and marketing activities of Forrester; (ii) the Products; (iii) the financial information of

Forrester, including without limitation actual and forecasted bookings, revenues, expenses, profit, and prices; (iv) the strategic plans of Forrester; (v) the identity and special needs of the customers and prospective customers of Forrester; (vi) people and organizations with whom Forrester has business relationships and those relationships; and (vii) personal information about the employees of Forrester. Proprietary and Confidential Information includes information in electronic form, including, without limitation, information on Forrester’s electronic network and files, and other information that is not reduced to writing. Proprietary and Confidential Information also includes such information that Forrester may receive or have received belonging to customers or others who do business with Forrester. In addition, except to the extent disclosed by Forrester on a non-confidential basis, Proprietary and Confidential Information includes Intellectual Property, as defined above.

Products shall mean all products and product packaging (written, electronic, consultative, event, or otherwise) which are researched, developed, planned, published, sold, licensed, or otherwise distributed or put into use by Forrester, including, without limitation, all research published or planned by Forrester, all research groups created or planned by Forrester, and all consulting and advisory services and events provided or planned by Forrester.